Exhibit 10.1

FIRM ORDER AGREEMENT

THIS FIRM ORDER AGREEMENT (the "Agreement") is made effective as of the date of full execution of this Agreement (the "Effective Date") between Mullen Automotive, Inc., a Delaware corporation ("MULLEN") and Randy Marion Isuzu, LLC dba Randy Marion MULLEN, a North Carolina limited liability company ("Buyer"). MULLEN and Buyer may hereafter be referred to collectively as the "Parties" and each individually, a "Party."

RECITALS

A.            MULLEN is engaged in the business of manufacturing and selling electric urban delivery and urban utility vehicles, including a Class 1 electric urban delivery vehicle, as more particularly described in Exhibit A (the "Vehicle," and more than one, the "Vehicles").

B.            Buyer is part of the Randy Marion Automotive Group and has substantial experience in the automotive industry as a distributor of commercial vehicles.

C.            MULLEN and Buyer desire that Buyer will be MULLEN' s first strategic authorized dealer with respect to the Vehicles.

D.            Buyer wishes to purchase from MULLEN, and MULLEN desires to manufacture and sell to Buyer, a total of not less than 6,000 units of the initial production ("Initial Production") of 6,800 units (the "First Order Requirement") of the Vehicles manufactured and produced by MULLEN.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Recitals. The Parties acknowledge that the above Recitals are true and correct, and are incorporated herein as a part of this Agreement.

2.	Purchase and Sale of Vehicles.

(a)	During the Term, MULLEN shall manufacture and sell to Buyer, and Buyer shall purchase from MULLEN that number of Vehicles sufficient to satisfy the First Order Requirement subject to the terms and conditions of this Agreement.

(b)	Subject to paragraph 2(c), Buyer shall purchase the Vehicles from MULLEN at the base wholesale prices set forth on Exhibit A ("Base Wholesale Prices"):

(i)	For each model, Base Wholesale Prices shall be adjusted based on the cost of final specifications and options selected by Buyer.

(ii)	Base Wholesale Prices are firm and are not subject to increase except upon 90 days notice to Buyer. Any such price increase shall not apply to purchase orders placed by Buyer and accepted by MULLEN.

(iii)	MULLEN shall deliver the Vehicles, at Buyer's cost, to the street address for delivery specified in the applicable purchase order.

(c)	Beginning on the Effective Date, and thereafter on the first day of each month during the remainder of the Term, Buyer will provide MULLEN with a written rolling twelve month (or other period, at Buyer's discretion) good faith forecast or estimate of the quantity of Vehicles which Buyer may order for each month during such period. Buyer's forecasts under this paragraph shall take into account MULLEN's standard lead times for Vehicle purchase orders set forth in paragraph 2(d).

(d)	MULLEN's standard lead time on purchase orders of Vehicle(s) is four (4) months after a purchase order is accepted by MULLEN, unless otherwise specifically agreed to in writing. The lead time calculation begins the next business day after Buyer's purchase order is received and accepted by MULLEN and ends when Vehicle(s) are made available for gate release to Buyer.

(e)	Buyer shall issue a purchase order contemporaneous with the execution of this Agreement for 1000 Vehicles. Buyer shall issue another purchase order on or before May 1st, 2023 for no less than 1000 Vehicles. All additional purchase orders required to fulfill the First Order Requirement shall be issued no later than August 1st, 2023.

(f)	MULLEN will use its best efforts to fill each purchase order presented by Buyer and accepted by MULLEN. Buyer hereby acknowledges that (i) MULLEN shall have the right in its sole discretion, to reject any purchase order presented by Buyer, without liability to Buyer, if at the time such purchase order is presented to MULLEN, Buyer shall have more than 1000 Vehicles in inventory that are not the subject of a firm order from a customer; and (ii) the availability of certain of the Vehicles may be limited from time to time due to certain factors, including MULLEN's production capacity, varying dealer demand, Federal Government demand/fulfillment requirements, weather and transportation conditions, nationwide sales patterns and governmental regulation. MULLEN will use its best efforts to allocate and distribute available Vehicles among all of its dealers pursuant to fair and equitable allocation and distribution policies. In the event that MULLEN has outstanding orders totaling, cumulatively, more than 2000 Vehicles from dealers other than Buyer prior to the time that MULLEN has completed the Initial Production, MULLEN shall give written notice to Buyer and Buyer shall, no later than three (3) business days after receipt of such notice, issue purchase order(s) sufficient to satisfy the First Order Requirement. If Buyer fails to issue such purchase orders, MULLEN may accept and fill orders from such other dealers in its sole discretion and without liability to Buyer.

(g)	MULLEN shall not be liable for delay or failure to deliver the Vehicles where such delay or failure to deliver is the result of any event beyond the reasonable control of MULLEN, including but not limited to any law or regulation of any governmental entity, act of God, fire, flood, earthquake, storm, epidemic, quarantine restriction, war, insurrection or riot, civil unrest, freight embargo, car wreck, delay or shortage in transportation, unusually severe weather or inability to obtain necessary labor, materials, fuel, energy, or manufacturing facilities due to such causes.

(h)	If Buyer fails or refuses to take delivery of any Vehicle as set forth in any purchase order, Buyer shall be responsible for any and all costs of storage or other costs resulting therefrom.

(1)	MULLEN reserves the right, at any time and from time to time, to make changes to the design or specifications of any Vehicle, without prior notice to Buyer and, unless required by applicable law, without obligation to make any similar change to any Vehicle previously purchased by and/or shipped to Buyer. MULLEN will, however, endeavor to provide Buyer with reasonable notice of any material or significant design or specification changes to a Vehicle model. MULLEN hereby reserves the right to discontinue the manufacture and sale of any Vehicle model without reasonable notice to Buyer and without incurring any obligation to Buyer or to any customer of Buyer.

(j)	MULLEN shall not sell any Vehicles to any person or entity that is not an authorized MULLEN dealer.

3.	Payment Terms; Passage of Title. All Vehicles shall be shipped FOB MULLEN' factory. Payment for each Vehicle is due in full upon delivery. Title to each Vehicle shall pass from MULLEN to Buyer, or to the financial institution designated by Buyer, upon MULLEN' s receipt of payment for said Vehicle. Buyer will provide to MULLEN any resale exemption certificate, direct pay permit or any other exemption information related to Buyer's purchase of Vehicles as may be reasonably requested by MULLEN. Buyer will be solely responsible for the collection and remittance of any and all applicable taxes arising from its sale or lease of Vehicles and other tangible items, to any customer of Buyer.

4.	Limitations on Use of Vehicles Purchased. Buyer is authorized to sell the Vehicles only as a licensed MULLEN dealer as authorized by, and subject to, a duly executed MULLEN authorized dealer sales and service agreement (the "Dealer Agreement") subject to and in compliance with all applicable laws. Buyer is prohibited from selling the Vehicles to any reseller not authorized by MULLEN. The term "reseller" means any third party not authorized by MULLEN who represents itself as an authorized reseller of MULLEN vehicles or carries on an activity equivalent to that of a reseller.

5.	Term and Termination. This Agreement shall have a term (the "Term") commencing on the Effective Date and continuing until the earlier of the following: (a) the First Order Requirement is satisfied, or (b) December 31, 2023, unless earlier terminated for any of the following reasons:

(i)	Buyer ceases to be an authorized MULLEN dealer;

(ii)	Upon the institution of voluntary or involuntary bankruptcy proceedings by or against either Party; or if a Party shall make an assignment for the benefit of creditors; or appointment of a receiver or trustee; or a Party becomes insolvent or is dissolved;

(iii)	If one Party shall fail to perform its financial obligations to the other Party, or a subsidiary or affiliate of the other Party, and such failure continues for a period of thirty (30) days after written notice of such failure is delivered to such Party;

(iv)	If either Party requires a license, permit or other authorization for the performance of any responsibility under this Agreement in any jurisdiction where this Agreement is to be performed and said Party shall fail to secure and maintain such authorization, or if such authorization is suspended or revoked, irrespective of the cause or reason, subject to a sixty (60) day right to cure after such Party becomes aware of such failure;

(v)	If Buyer shall fail for any reason to function in the ordinary course of business or maintain its dealership facilities open for business for ten (10) consecutive business days, except in the event such closure or cessation of operation is caused by some event beyond the control of Buyer, such as strikes, war, riots, fires, floods, other acts of God, pandemics or epidemics;

(vi)	If Buyer transfers or attempts to transfer any interest in, or right, privilege or obligation under this Agreement, without the prior written consent of MULLEN;

(vii)	A change by operation of law or otherwise in the direct or indirect ownership of Buyer, or the sale of substantially all of Buyer's assets, not in accordance with the transfer provisions of the Dealer Agreement;

(viii)	If Buyer submits to MULLEN or to any affiliate of MULLEN any application, claim, report, record or other information which is knowingly false or fraudulent;

(ix)	(A) If Buyer or any Owner identified on Exhibit B ("Owner") is convicted of, or pleads no contest in a court of original jurisdiction with respect to, any crime affecting Buyer's dealership operations, or (B) any willful failure of Buyer or any Owner to comply with the provisions of any laws, ordinances, rules, regulations or orders relating to the conduct of Buyer's dealership operations;

(x)	Any dispute, disagreement or controversy among managers, officers, directors or Owner(s) of Buyer that, in the reasonable opinion of MULLEN, adversely affects the ownership, operation, management, reputation, or goodwill of Buyer or MULLEN, and remains unresolved for a period of sixty (60) days after written notice thereof is delivered to Buyer;

(xi)	MULLEN reasonably believes that Buyer or any Owner(s) have failed, refused or neglected to conform his or her conduct (whether personal or business) with standards of good citizenship or generally acceptable behavior in contemporary society or the local community, in a way that, in the reasonable opinion of MULLEN, adversely affects the ownership, operation, management, reputation or goodwill of Buyer or MULLEN, or may impair the goodwill associated with MULLEN' trademarks, and, if curable, such conduct remains uncured for a period of sixty (60) days after written notice thereof is delivered to Buyer;

(xii)	Impairment of the reputation or financial standing of Buyer subsequent to the execution of this Agreement, which impairment, if curable, remains uncured for a period of sixty (60) days after written notice thereof is delivered to Buyer; or

(xiii)	Breach or violation by Buyer of any other term or provision of this Agreement, which breach or violation remains uncured for a period of sixty (60) days after written notice thereof is delivered to Buyer.

6.             Confidentiality. Absent the prior written consent of the other Party, each Party shall keep confidential and shall not disclose or announce to any member of the media or any other third party the fact, terms or conditions of this Agreement except: (i) pursuant to a court order or as otherwise required by law, legal process or regulation; (ii) to assist the Parties with respect to the implementation of, compliance with, or accounting for the transactions contemplated by this Agreement; or (iii) to Buyer's financial institution. Notwithstanding the foregoing, either Party may disclose or announce the acceptance, release and/or fulfillment of the orders contemplated by this Agreement.

7.             Other MULLEN Terms of Sale. The other terms of sale ("Terms of Sale") applicable to the Vehicles are attached hereto as Exhibit C and considered an integral part of this Agreement. In the event of any conflict, the express terms of this Agreement (excluding the Terms of Sale) shall control over any conflicting term or provision in the Terms of Sale.

8.             Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, excluding its conflict of laws principles.

9.             Repurchase of Vehicles. DEALER will endeavor, to the extent practicable considering all relevant factors, to sale and deliver all MULLEN Products and services that are ordered by the DEALER.  At Dealer’s discretion, any new products (less than 500 miles) not sold by Dealer after a period of twelve months can be returned to MULLEN at original pricing.

(a)	Any new, unused, never titled, undamaged Vehicles with less than 500 miles, then unsold in Buyer's inventory. The prices of such Vehicles shall be the same as those at which they were originally purchased by Buyer, less all prior refunds or other allowances, if any, made by MULLEN to Buyer with respect thereto.

(b)	New, unused and undamaged MULLEN parts and accessories, contained in the original packaging, then unsold in Buyer's inventory that are in good and saleable condition.

The prices for such parts and accessories shall be the prices last established by MULLEN for the sale of identical parts or accessories to other dealers.

(c)	Special service tools recommended by MULLEN and then owned by Buyer and that are especially designed for servicing the Vehicles. The prices for such special service tools will be the price paid by Buyer less appropriate depreciation, or such other price as the Parties may negotiate.

(d)	Signs that MULLEN has recommended for identification of Buyer and are owned by Buyer. The price of such signs shall be the price paid by Buyer less appropriate depreciation or such other price as the Parties may negotiate.

10.           Defense and Indemnification.

(a)	Defense and Indemnification by MULLEN. MULLEN agrees to assume the defense of Buyer and to indemnify and hold Buyer harmless in any lawsuit naming Buyer as a defendant and involving any Vehicle when the lawsuit also involves allegations of:

(iv)	Bodily injury or property damage arising out of an occurrence allegedly caused solely by a defect or failure to warn of a defect in design, manufacture or assembly of a Vehicle;

(v)	Any misrepresentation or misleading statement or unfair or deceptive trade practice of MULLEN; or

(vi)	Any substantial damage to a Vehicle purchased by Buyer from MULLEN that was repaired by MULLEN and where Buyer had not been notified of such damage in writing prior to the delivery of the subject Vehicle, part or accessory to a customer.

(b)	Defense and Indemnification by Buyer. Buyer agrees to assume the defense of MULLEN and to indemnify and hold MULLEN harmless in any lawsuit naming MULLEN as a defendant when the lawsuit involves allegations of:

(i)	Buyer's failure to comply, in whole or in part, with any obligation assumed by Buyer under this Agreement;

(ii)	Buyer's negligent or improper repair or servicing of a new or used Vehicle;

(iii)	Buyer's alleged breach of any contract or warranty other than that provided by MULLEN;

(iv)	Buyer's alleged misleading statements, misrepresentations, or deceptive or unfair trade practices; or

(v)	Any modification or alteration made by or on behalf of Buyer to a Vehicle, except those made pursuant to the express written approval of MULLEN.

11.            Remedy for Certain Nonconforming Vehicles. If a Vehicle does not conform to all applicable express warranties set forth in MULLEN' s warranty manual and such nonconformity or nonconformities violate any applicable state or federal new motor vehicles warranties law, then, in addition to Buyer's remedies in the Dealer Agreement, MULLEN shall repurchase such Vehicle from Buyer at the same price as originally paid by Buyer's customer.

12.	Miscellaneous.

(a)	Binding Nature. This Agreement shall be binding upon and inure solely to the benefit of the Parties, their heirs, successors and assigns.

(b)	Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and the Parties agree to take any and all steps that are necessary in order to enforce the provisions hereof.

(c)	Entire Agreement. This Agreement, including the Exhibits hereto, and the Dealer Agreement constitute the entire agreement between the Parties hereto, superseding all prior oral or written representations, negotiations, understandings and agreements, on the subject matter hereof. In the event of a conflict between the terms of this Agreement and the Dealer Agreement with respect to the subject matter of this Agreement, this Agreement shall control.

(d)	Copies/Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be considered one instrument and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other. Electronic or facsimile copies of signatures hereon shall be treated as originals.

(e)	Authority The Parties do hereby declare that this Agreement has been duly authorized by each of the Parties after consultation with counsel, and that the undersigned do fully understand the terms of this Agreement and have the express authority to enter into this Agreement.

(f)	Construction of this Agreement. The Parties acknowledge that all Parties, through their legal counsel, played an equal role in drafting and/or had an equal opportunity to review and modify the provisions set forth in this Agreement. Thus, in the event of any misunderstanding, ambiguity, or dispute concerning this Agreement's provisions or interpretations, no rule of construction shall be applied that would result in having this Agreement interpreted against any Party.

(g)	Notices. Any notice required to be given by either Party to the other in connection with this Agreement will be in writing and delivered personally or by first class or express mail or by facsimile, or electronically as provided in this Agreement, at each Party's address in the Dealer Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below.

Mullen Automotive, Inc.		Randy Marion Isuzu, LLC dba Randy
Marion MULLEN

By:	/s/ John Schwegman	By:	/s/ Randall L. Marion

Print Name:	John Schwegman	Print Name:	Randall L. Marion

Title:	Chief Commercial Officer	Title:	President

Dated:	12/12/2022	Dated:	12/12/2022

EXHIBIT A

EXHIBIT B

Owner(s)

Randall L. Marion

Randy Marion Incorporated

EXHIBIT C

(Terms of Sale)

SELLER
TERMS AND CONDITIONS OF SALE

1.	Acceptance and Modification

This document constitutes an offer or counteroffer (an "Offer") by Seller or its applicable subsidiary or affiliate ("Seller") to sell the products and/or services described herein (the "Products") to purchaser ("Purchaser"). subject to and in accordance with these terms and conditions and attachments to this document (the "Terms and Conditions"). This document is not an acceptance of any offer or counteroffer made or purchase order submitted by Purchaser, and this Offer and any contract arising out of this Offer (collectively, the "Contract") are each expressly conditioned upon Purchaser's assent to all of the Terms and Conditions. Seller's acceptance of any order is subject to Purchaser's assent to all of the Terms and Conditions set forth in Seller's acknowledgement. and Purchaser's assent to these Terms and Conditions shall be presumed from Purchaser's receipt of Seller's acknowledgement. or from Purchaser's acceptance of all or any part of the Products ordered. Purchaser acknowledges agreement with these Terms and Conditions by placement of an order to purchase Products from Seller or its acceptance of all or any part of the Products called for in a purchase order. Seller objects to any additional or different terms or conditions contained in any request for quotation. request for proposal. purchase order or other document or communication previously or hereafter provided by Purchaser to Seller. If a purchase order or other correspondence contains terms or conditions contrary to the terms and conditions contained in Seller's acknowledgement. Seller's acceptance of any order shall not be construed as assent to any additional terms and conditions. nor will that constitute a waiver by Seller of any of the Terms and Conditions nor an acceptance of any such additional provisions. No such additional or different terms or conditions will be of any force or effect. unless specifically agreed to by an authorized officer of Seller in writing. The Contract and the Finn Order Agreement to which the Contract is attached constitute the entire understanding between the parties with respect to the subject matter of the contract and supersede any prior discussions. negotiations. agreements and understandings. Notwithstanding any provision in the Contract to the contrary. the express terms of the Firm Order Agreement shall control over any conflicting term or provision in the Contract. Modifications to the Contract can be made only by a writing signed by an authorized representative of each party.

2.	Termination

No order may be cancelled or altered by Purchaser except upon terms and conditions acceptable to Seller in Seller's sole discretion. as evidenced in writing by Seller's authorized representative. No order may be cancelled after the Products that are the subject of the order have entered into production.

3.	Delivery

Unless otherwise provided in this document or agreed to in a separate writing. Seller will arrange for shipment of all Products to the point designated by Purchaser. All vehicles shall be shipped F.O.B. MULLEN factory. Purchaser shall pay for Seller's transportation costs as invoiced. In the event that scheduled delivery of Products is delayed by Purchaser. Seller may store such Products for the account of and at the risk of Purchaser. Seller guarantees no delivery dates. as such dates are estimates only. and reserves the right to make delivery in installments in order to fill an order. Delay in delivery of any installment shall not relieve Purchaser of its obligations to accept remaining deliveries. Seller shall not be liable for any losses or damages as a result of any delay or failure to deliver due to any cause beyond Seller's reasonable control. including but not limited to any act of God. epidemic. act of Purchaser. embargo or other governmental act. regulation or request. fire. explosion. flood. hurricane. accident. strike. slowdown. war. act of terrorism. riot, delay in transportation. equipment failure. inability to obtain necessary labor. equipment. materials or manufacturing facilities. or failure of usual sources of supply or usual modes of transportation. In the event of any such delay. the date of delivery shall be extended for a period equal to the time lost because of the delay. Purchaser's exclusive remedy for other delays and for Seller's inability to deliver for any reason shall be rescission of the underlying order.

4.	Risk of Loss

Risk of loss or damage to Products passes from Seller to Purchaser at MULLEN factory when the Products have been loaded on the carrier for shipment.

5.	Security Agreement and Insurance

a.            To secure payment of all amounts due from time to time under the Contract and performance of all of Purchaser's obligations under the Contract, Purchaser hereby: (i) grants to Seller a purchase money security interest in all Products: and (ii) authorizes Purchaser to file such financing statements and other documents. and agrees to execute such other documents and to do such other acts. as Seller may reasonably deem necessary or advisable to protect its rights in such Products. In the event Purchaser breaches the terms or conditions of the Contract. including. but not limited to. any past due balances. together with interest. costs. and attorney fees are permitted herein. Seller shall have all the rights and remedies of a secured creditor under the Uniform Commercial Code.

b.            Until Seller has received full payment of the price payable under the Contract. Purchaser shall (i) maintain insurance covering all Products in such amounts and against such risks as is customary by companies engaged in the same or similar business and similarly located. naming Seller as insured or coinsured. and shall. upon Seller's request. furnish evidence of such insurance satisfactory to Seller. and (ii) upon request by Seller. do all things necessary or desirable to adequately insure the Products against Loss or damage.

6.	Payment and Title

Purchaser (or its financing company that has been designated to Seller by Purchaser in writing) shall pay Seller for vehicle Products COD (Cash on Delivery). Title to each vehicle Product shall pass from Seller to Purchaser, or to the financial institution designated by Purchaser. upon Seller's receipt of payment for such vehicle Product. For parts Products, all invoices shall be paid within thirty (30) days after delivery. If Purchaser fails to pay any invoice or other amount when due or if. in the judgment of Seller. the financial condition of Purchaser at any time prior to shipment does not justify the extension of credit. then Seller may require payment in advance or otherwise modify the payment terms upon notice to Purchaser. All delays occasioned by acts of

Purchaser shall be at the expense of Purchaser. Seller reserves the right to assess reasonable charges for its actual expenses resulting from such delays. All shipments shall be separately invoiced and paid for without regard to subsequent deliveries. Interest at the rate of one and one-half percent (1 1/2%) per month or at the highest rate allowed by law. whichever is less. shall be charged to all overdue accounts. Purchaser will reimburse Seller for all costs and expenses (including reasonable attorneys' fees and the costs of bringing any action) incurred in collecting any amounts past due. If a dispute arises between the parties concerning Purchaser's alleged right to setoff or recoupment against Seller or its affiliates. the parties shall negotiate in good faith to resolve such dispute. Notwithstanding the foregoing. Purchaser acknowledges and agrees that payments owed to Seller for Products supplied under this Contract are not subject to any setoff or recoupment by Purchaser unless and until Seller agrees in writing to such setoff or recoupment. and that Purchaser shall not exercise its right to setoff or recoupment in connection with any disputed. contingent. or unliquidated claim.

7.	Prices

Unless otherwise quoted. prices shall be those published in Seller's wholesale price list in effect at the time Purchaser's order is accepted by Seller. Unless other terms are specified in the attachments to this Contract, all prices are quoted and payable in U.S. dollars. The prices quoted do not include any taxes imposed on the sale of the Products. Any manufacturer's tax, occupation tax. use tax. sales tax. excise tax. GST. value added tax, duty. custom. inspection or testing fee. or any other tax. fee. interest or charge of any nature whatsoever imposed by any governmental authority (whether domestic or foreign. or federal. state or local) on or measured by the transactions between Seller and Purchaser (other than income taxes imposed on Seller) shall be added to the price of Products. invoiced separately. and paid by Purchaser in addition to the prices quoted or invoiced. Purchaser agrees to reimburse Seller for any such tax or provide Seller with acceptable tax exemption certificate.

8.	Warranty

a.            Seller warrants the Products to Purchaser and to the end user as set forth in Seller's written Factory Warranty for the Products as is in effect at the time of the sale of the Products to the end user (the "Standard Warranty").

b.            SELLER MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER EXPRESS OR IMPLIED WARRANTY, EXCEPT AS PROVIDED IN THE STANDARD WARRANTY. THE STANDARD WARRANTY IS IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES. SELLER EXPRESSLY DISCLAIMS AND EXCLUDES ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY ARISING FROM USAGE OF TRADE OR COURSE OF DEALING.

c.            Purchaser assumes all risk and liability resulting from any use of the Products which is not in compliance with the Standard Warranty.

d.            The Standard Warranty shall not apply in the event of defects or damages caused by: (i) failure of Purchaser to comply with any operational or maintenance guidelines or requirements: (ii) physical abuse of the Products or any component or acts of vandalism by any persons other than Seller. its employees. agents. or subcontractors: (iii) alterations, modifications, additions, or repairs made during the applicable warranty period by anyone other than Seller. its employees. agents. subcontractors or authorized warranty providers: or (iv) accidents or damage resulting from fire, water. wind. hail, lightning. electrical surge or failure, earthquake. theft or similar causes not caused or contributed to by the sole negligence of Seller or its employees. agents. or subcontractors.

9.	Patents. Trademarks and Copyrights

a.            Seller. at its own expense. shall defend or settle any suits that may be instituted by an unrelated third party against Purchaser to the extent such suits relate to infringement of any patent. trademark or copyright by Products manufactured by Seller pursuant to the Contract. if such infringement directly arises out of the use of such Products. or components thereof, in Purchaser's business for any of the purposes for which the same were sold by Seller under the Contract, and provided that Purchaser shall (i) have made all payments then due under the Contract. (ii) give Seller immediate notice in writing of any such suit. (iii) transmit to Seller immediately upon receipt all processes and papers served upon Purchaser. (iv) permit Seller through its counsel, either in the name of Purchaser or in the name of Seller, to defend such suits, and (v) give all needed information, assistance and authority to enable Seller to do so.

b.            If Products sold to Purchaser under the Contract are held in and of themselves. by final court decision from which no appeal can be taken. to infringe any patent and their use is enjoined. or in the event of a settlement or compromise approved in writing by Seller that precludes future use of Products sold to Purchaser under the Contract. then Seller (i) shall pay any final and unappealable award of damages in such suit to the extent such damages are directly attributable to such infringement. (ii) shall reimburse Purchaser for all costs and expenses (including reasonable attorneys' fees and costs) incurred in defending any such suit, and (iii) shall. at its own expense and at its sole option. (A) procure for Purchaser the right to continue using such Products to the extent contemplated in the Contract. (B) modify such Products to render them noninfringing. (C) replace such Products with noninfringing Products. or (D) refund the price paid by Purchaser for such Products after Purchaser's return of such Products to Seller. This Paragraph 9 states Seller's sole obligation and Purchaser's exclusive remedy with respect to patent. trademark or copyright infringement.

10.	Indemnification by Seller

Seller will assume the defense of Purchaser and indemnify Purchaser in any lawsuit naming Purchaser as a defendant relating to any Product that has not been altered when the lawsuit concerns:

a.	Breach of the Standard Warranty related to the Product. bodily injury or property damage claimed to have been caused solely by a defect in the design. manufacture. or assembly of a Product by Seller:

b.	Failure of the Product to conform to the description set forth in advertisements or product brochures distributed by Seller:

c.	Any misrepresentation or misleading statement or unfair or deceptive trade practice of Seller: or

d.	Any substantial damage to a Product purchased by Purchaser from Seller which has been repaired by Seller unless Purchaser has been notified of the repair prior to delivery of the affected Product.

11.	Limitation of Remedies

a.	Seller shall be given reasonable and prompt opportunity to examine any claim of defect by the Purchaser.

b.	Except as provided in Paragraph 10. Purchaser agrees that its sole and exclusive remedy against Seller shall be limited to either repair or replacement of the Products or a refund of the purchase price at Seller's option. This exclusive remedy shall not be deemed to have failed of its essential purpose so long as Seller is willing to repair or replace the defective Products.

12.	Limitation of Damages

a.	EXCEPT AS OTHERWISE PROVIDED IN PARAGRAPHS 9 AND 10. THE MAXIMUM LIABILITY. IF ANY. OF SELLER FOR ALL DAMAGES. INCLUDING WITHOUT LIMITATION CONTRACT DAMAGES AND DAMAGES FOR INJURIES TO PERSONS OR PROPERTY. WHETHER ARISING FROM SELLERS BREACH OF CONTRACT. BREACH OF WARRANTY. NEGLIGENCE. STRICT LIABILITY. OR OTHER TORT. IS LIMITED TO AN AMOUNT NOT TO EXCEED THE PURCHASE PRICE OF THE PRODUCTS AT ISSUE IN THE CLAIM.

b.	TO THE EXTENT PERMITTED BY APPLICABLE LAW. SELLER SHALL NOT BE LIABLE TO PURCHASER FOR ANY SPECIAL. INCIDENTAL. INDIRECT. CONSEQUENTIAL. OR PUNITIVE DAMAGES. INCLUDING WITHOUT LIMITATION LOST REVENUES AND PROFITS. EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

c.	THE PARTIES ACKNOWLEDGE AND AGREE THAT THE LIMITATION OF DAMAGES PROVISIONS SET FORTH IN THIS PARAGRAPH 12 SURVIVE BETWEEN PURCHASER AND SELLER EVEN IF THE EXCLUSIVE REMEDY SET FORTH IN PARAGRAPH 11(b) IS DEEMED TO FAIL OF ITS ESSENTIAL PURPOSE.

13.	Confidential Data

All sketches. models. formulas. materials. samples and other information submitted by Seller shall remain the property of Seller and shall be treated as confidential information of Seller unless Seller has indicated a contrary intent in writing. Immediately upon termination of this Agreement. all sketches. models. formulas. materials. samples and other information. together with any and all copies thereof. shall be returned to Seller. All sketches. models, specifications. drawings. designs. data. information. ideas. methods. patterns and/or inventions made. conceived. developed or acquired by Seller in connection with the Contract or any related order shall vest in and inure to Seller's full benefit. notwithstanding any charges therefor that may have been or may be imposed by Seller. and shall not be disclosed to third parties without Seller's prior written consent. This obligation shall continue so long as any purchase order for Products related to or using such technical information or data is in effect and for a period of two years thereafter. This obligation will not apply to information that is or becomes publicly known through no fault of Purchaser.

14.	Inspection

Purchaser or its authorized agents shall have the right to visit Seller's workshops to inspect progress and production of the Products during normal business hours upon three (3) days' prior written notice. provided that Purchaser and such agents shall abide by any applicable rules that Seller may have in effect or hereafter put into effect at such workshops. including. without limitation. rules relating to workers. safety. use of cameras. security and confidentiality procedures or requirements. designated entrances. hours of work and the handling of equipment or materials.

15.	Changes in the Products

Purchaser may request in writing changes in the specifications and shipping instructions of Products. As promptly as practicable after receipt of such request. Seller shall advise Purchaser in an amendment letter what amendments to the Contract. if any. may be necessitated by such changes. including. without limitation. amendment of price, specifications and shipment schedule. If such proposed amendments to the Contract are accepted in writing by Purchaser. Seller shall make the requested changes with respect to such Products as may be affected thereby. Seller may at any time make such changes in the Products as shall constitute an improvement in the judgment of Seller. Seller may furnish suitable substitutes for materials unobtainable because of priorities or regulations established by governmental authority or nonavailability of materials from suppliers. Any such changes in or substitutes of materials or components that were specifically identified in the specifications or Seller's quotation require notice to and the consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

16.	Miscellaneous

a.	Whenever possible. each provision of this Contract shall be interpreted in such a way as to be effective and valid under applicable law. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall. as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and the parties shall substitute therefor an enforceable provision that achieves the same business purpose as the provision that is prohibited or unenforceable.

b.	THIS CONTRACT SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE INTERNAL LAWS OF (i) THE STATE OF MICHIGAN, WITH THE EXCEPTION OF THE MICHIGAN MOTOR VEHICLE FRANCHISE ACT, MICH. COMP. LAWS, §§ 445.1561, ET SEQ. AND ANY AMENDMENTS OR SUCCESSOR PROVISIONS THERETO UNLESS PURCHASER IS A LICENSED MOTOR VEHICLE DEALER SITUATED IN THE STATE OF MICHIGAN AND (ii) WITH RESPECT TO PRODUCTS DELIVERED OUTSIDE THE UNITED STATES, THE UNITED STATES OF AMERICA (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS). THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL NOT BE GOVERNED BY THE 1980 U.N. CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

c.	Either party's failure to exercise a right or remedy or acceptance of a partial or delinquent payment shall not be deemed to be a waiver of any of such party's rights or obligations under this Contract. and shall not constitute a waiver of such party's right to declare an immediate or a subsequent default.

d.	No assignment of this Contract or of any right or obligation under this Contract shall be made by Purchaser without the prior written consent of Seller. In the event of a proper assignment. the Contract shall be binding upon and inure to the benefit of the Purchaser's successors and assigns.

e.	In its relationship with Seller. Purchaser is an independent contractor. Nothing in this Contract shall be construed such that Purchaser shall be considered an employee. agent or partner of Seller. This Contract shall not confer any rights or remedies upon any third-party. other than the parties to this Contract and their respective successors and permitted assigns.